Exhibit 5.3

[Letterhead of Simpson Thacher & Bartlett LLP]

June 30, 2005

Hovnanian Enterprises, Inc.

10 Highway 35

P.O. Box 500

Red Bank, New Jersey  07701

Ladies and Gentlemen:

We have acted as counsel to Hovnanian Enterprises, Inc., a Delaware corporation (“Hovnanian”), and to K. Hovnanian Enterprises, Inc., a wholly-owned subsidiary of Hovnanian and a California corporation (“K. Hovnanian”), and certain subsidiaries of Hovnanian (the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-3, which amends certain previously filed Registration Statements (together, the “Registration Statement”), filed by Hovnanian, K. Hovnanian and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of preferred stock of Hovnanian, par value $.01 per share (“Preferred Stock”), which may be issued in the form of depositary shares evidenced by the depositary receipts (the “Depositary Shares”).  The Preferred Stock and the Depositary Shares are hereinafter referred to collectively (together with any additional securities that may be issued by Hovnanian and/or K. Hovnanian pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Securities Act)) as the “Securities”.  The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $500,000,000.

The Depositary Shares will be issued pursuant to a deposit agreement (the “Deposit Agreement”), between Hovnanian and such Depositary as shall be named therein (the “Depositary”).

We have examined the Registration Statement, a form of share certificate, the form of Deposit Agreement and the form of Depositary Shares, which have been filed with the Commission as exhibits to the Registration Statement.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or corporate documents of public officials and of officers and representatives of Hovnanian, K. Hovnanian and the Subsidiary Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have also assumed that at the time of execution, issuance and delivery of the Depositary Shares, the Deposit Agreement will be the valid and legally binding obligation of the Depositary.

We have assumed further that at the time of execution, issuance and delivery of the Depositary Shares, the Deposit Agreement will have been duly authorized, executed and delivered by Hovnanian.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                       With respect to the Preferred Stock, upon payment therefor in accordance with the underwriting agreement approved by the Hovnanian Board, the Preferred Stock will be validly issued, fully paid and nonassessable.

2.                                       With respect to the Depositary Shares, upon payment of the consideration therefor provided for in the underwriting agreement approved by the Hovnanian Board, the depositary receipts evidencing the Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in the Depositary Shares and the Deposit Agreement.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States, and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decision interpreting the foregoing).

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP